Exhibit 99.1

Arbor Realty Trust, Inc. Announces Pricing of $100 Million Senior Unsecured Notes Offering

UNIONDALE, N.Y., Oct. 10, 2019 (GLOBE NEWSWIRE) — Arbor Realty Trust, Inc. (the “Company”) (NYSE:ABR) announced today that it has priced a private placement of $100 million aggregate principal amount of 4.75% senior unsecured notes due 2024 (the “Notes”). The sale of the Notes is expected to close on or about October 15, 2019, subject to the execution of definitive documentation and satisfaction of customary closing conditions.

The Company intends to use the net proceeds from the offering to make investments relating to its business and for general corporate purposes.

The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and are being offered and sold in reliance of an exemption from registration provided by Section 4(a)(2) of the Securities Act. The Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the Company’s expectations regarding the offering, including the execution of the purchase agreement, anticipated closing date, final size and other terms of the offering and the anticipated use of the net proceeds from the offering. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, risks and uncertainties related to the execution of the purchase agreement and completion of the offering on the anticipated terms or at all, market conditions, the satisfaction of customary closing conditions related to the offering, and other risks detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

Contacts:	Investors:
Arbor Realty Trust, Inc.	The Ruth Group
Paul Elenio, Chief Financial Officer	Alexander Lobo
516-506-4422	646-536-7037
pelenio@arbor.com	alobo@theruthgroup.com

Media:
Bonnie Habyan, EVP of Marketing
516-506-4615
bhabyan@arbor.com